Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: Stacey Calbert, Media Relations	Laura Conn, Investor Relations
(800) 775-7290	(972) 770-5810

BRINKER INTERNATIONAL REPORTS

29 PERCENT INCREASE IN FIRST QUARTER FISCAL 2007 RESULTS

DALLAS (Oct. 24, 2006) — Brinker International, Inc. (NYSE: EAT) reported income from continuing operations of $47.6 million, or $0.57 diluted earnings per share, for the company’s first quarter ended Sept. 27, 2006. For the same quarter of fiscal 2006, the company reported income from continuing operations of $38.4 million, or $0.43 diluted earnings per share.   Before special items, earnings per diluted share from continuing operations increased to $0.54 from $0.42 in the prior year (reconciliation included in Table 3).

Highlights for the first quarter 2007:

-                    Increased earnings per share from continuing operations before special items by 29 percent

-                    Opened 43 new system restaurants during the quarter

-                    Grew revenues by approximately 7 percent over the prior year

-                    Sold 15 Chili’s Grill & Bar restaurants to a franchisee with development commitments to build 31 new restaurants in Wisconsin and the St. Louis markets

-                    Signed two new international development agreements for 12 new restaurants over the next several years

-                    Paid quarterly dividend of $0.10 per diluted share

-                    Repurchased 1.1 million common shares for approximately $38.9 million during the quarter

-                    Provided additional access to capital by securing a $400 million, one-year credit facility

Chuck Sonsteby, Brinker Chief Financial Officer, said, “While the underlying operating environment continues to have challenges related to consumer traffic, our restaurant and support teams have responded well to deliver continued improvement in cost of sales, effective cost management and new restaurant development as drivers of our overall improved quarterly performance.”

Revenue Growth

Brinker reported revenues for the 13-week period of $1.04 billion, an increase of 6.6 percent compared with $975.9 million reported for the same period of fiscal 2006. These revenue gains were primarily driven by restaurant capacity growth (as measured by average weeks) of 7.3 percent, offset by a 2.1 percent decrease in comparable store sales. During the first quarter, the company opened 33 restaurants and its franchisees opened ten restaurants.

Table 1:  Q1 Comparable store sales
Q1 07 and Q1 06, company and four reported brands; Percentage

	Q1 07 Comp Store Sales	Q1 06 Comp Store Sales	Q1 07 Price Increase	Q1 07 Mix-Shift
Brinker International	(2.1)	3.7	2.8	0.6
Chili’s	(2.3)	6.1	3.2	0.1
Macaroni Grill	(1.7)	(1.6)	1.4	1.0
On The Border	(2.2)	(0.7)	2.2	3.5
Maggiano’s	(1.5)	2.7	2.9	(0.3)

September Comparable Store Sales

For the four-week period ending Sept. 27, 2006, comparable store sales decreased 1.0 percent (see Table 2).

Table 2: Month of September comparable store sales
Sept 07 and Sept 06, company and four reported brands; Percentage

	Sept 07 Comp Store Sales	Sept 06 Comp Store Sales	Sept 07 Price Increase	Sept 07 Mix-Shift
Brinker International(1)	(1.0)	4.8	2.5	0.8
Chili’s	(1.2)	8.4	2.9	0.6
Macaroni Grill	0.4	(2.5)	1.3	0.9
On The Border	(1.6)	(2.5)	2.2	3.4
Maggiano’s	(1.5)	3.8	2.6	(0.7)

(1)           September FY06 Brinker comparable-store sales were negatively impacted 0.6 percent by the storms in the Southeastern United States.  By reported brand, comparable-store sales were negatively impacted 0.7 percent at Chili’s, 0.3 percent at Macaroni Grill, 0.2 percent at Maggiano’s and 0.4 percent at On The Border.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, improved from 28.2 percent to 27.5 percent or 70 basis points for the quarter compared to the prior year. The improvement was due primarily to menu price changes, lower commodity prices for proteins and cheese, and favorable product mix shifts, partially offset by higher produce prices.

Restaurant expenses, as a percent of revenues, increased from 55.6 percent to 55.8 percent compared to the prior year.  Included in the prior year is a $3.3 million gain, or approximately 40 basis points, associated with the sale of real estate.  The current quarter includes gains of $3.2 million related to the termination of an interest rate swap on an operating lease commitment, and $582,000 on the sale of 15 company-owned Chili’s restaurants to a franchisee, respectively.  On a comparable basis, restaurant expense increased slightly, primarily driven by incremental repair and maintenance projects during the quarter.

Depreciation and amortization for the first quarter of fiscal 2007, compared to the same quarter in fiscal year 2006, increased by $1.5 million.  The change was driven by new restaurants.

Compared to the prior year, general and administrative expense increased $3.1 million for the quarter, driven by the previously announced change in the company’s annual grant date for equity-based compensation.  Adjusting for this timing change, general and administrative expense declined by $1.2 million.

The effective income tax rate for continuing operations decreased to 31.9 percent for the current quarter as compared to 33.4 percent for the same quarter last year.   The decrease in the tax rate was primarily due to a decrease in stock-based compensation related to incentive stock options, which is not deductible until exercised, and benefits from state income tax planning.

Capital Allocation

Cash flow from operations for fiscal year 2007 first quarter was approximately $108.9 million compared to $103.4 million in the prior year or a five percent increase.  Capital expenditures for the quarter were $90.9 million.

The company repurchased approximately 1.1 million shares during the first quarter and weighted average diluted shares outstanding declined six percent from 89.2 million to 84.1 million on a year over year basis.  In addition, on Oct. 18, 2006, the company completed its tender offer which resulted in a total of 1,259,241 tendered shares.  Including the tender offer, and the on-going open market share repurchases, Brinker has returned approximately $924 million over the past three years to shareholders in the form of share repurchases and dividends.  As of Oct. 23, 2006, approximately $478.6 million was available under the company’s share repurchase authorizations.

Special Items

Table 3:  Reconciliation of income from continuing operations and description of special items
Q1 2007 and Q1 2006; $ millions and $ per diluted share after-tax

Item	Income Statement Line	$ Q1 07	Per Share Q1 07	$ Q1 06	Per Share Q1 06
Income from Continuing Operations		47.6	0.57	38.4	0.43
Gain on Termination of Swaps	Restaurant Expenses	(2.0)	(0.03)
Gain on Sale of Real Estate	Restaurant Expenses			(2.0)	(0.02)
Restructuring Charges	Restructure & Other			0.7	0.01
Total Special Items		(2.0)	(0.03)	(1.3)	(0.01)
Income from Continuing Operations, before Special Items		45.6	0.54	37.1	0.42

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Oct. 24). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Nov. 21, 2006.

Forward Calendar

SEC Form 10-Q for first quarter fiscal year 2007, filing on or before Nov. 6, 2006

Period 4 (October) sales — Nov. 8, 2006, after the market closes.

At the end of first quarter fiscal year 2007, Brinker International either owned, operated, or franchised 1,662 restaurants under the names Chili’s Grill & Bar (1,232 units), Romano’s Macaroni Grill (244 units), Maggiano’s Little Italy (38 units), and On The Border Mexican Grill & Cantina (148 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	September 27,	September 28,
	2006	2005

Revenues	$1,039,935	$975,896
Operating Costs and Expenses:
Cost of sales	285,507	275,158
Restaurant expenses (a)	580,579	542,772
Depreciation and amortization	48,231	46,711
General and administrative	50,265	47,138
Restructure charges and other impairments	—	1,167
Total operating costs and expenses	964,582	912,946

Operating income	75,353	62,950

Interest expense	6,237	5,367
Other, net	(837)	(164)

Income before provision for income taxes	69,953	57,747

Provision for income taxes	22,314	19,305

Income from continuing operations	47,639	38,442

Income (loss) from discontinued operations, net of taxes (b)	—	(6,688)

Net income	$47,639	$31,754

Basic net income per share:
Income from continuing operations	$0.57	$0.44
Income (loss) from discontinued Operations	$0.00	$(0.08)
Net income per share	$0.57	$0.36

Diluted net income per share:
Income from continuing operations	$0.57	$0.43
Income (loss) from discontinued operations	$0.00	$(0.07)
Net income per share	$0.57	$0.36

Basic weighted average shares outstanding	82,853	87,807

Diluted weighted average shares outstanding	84,065	89,233

a)              Current year restaurant expenses include a $3.2 million gain on the termination of interest rate swaps. Prior year restaurant expenses include a $3.3 million gain on the sale of real estate.

b)             Discontinued operations relates to the disposition of Corner Bakery.  The loss from discontinued operations includes net income from discontinued operations of $2.7 million and the after tax loss on sale of Corner Bakery of $9.4 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 27,	June 28,
	2006	2006
	(Unaudited)
ASSETS
Current assets of continuing operations	$234,588	$242,310
Net property and equipment(a)	1,815,537	1,792,724
Total other assets	192,922	186,745
Total assets	$2,243,047	$2,221,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities of continuing operations	$492,702	$497,375
Long-term debt, less current installments	504,860	500,515
Other liabilities	148,231	148,057
Total shareholders’ equity	1,097,254	1,075,832
Total liabilities and shareholders’ equity	$2,243,047	$2,221,779

a)              At September 27, 2006, the company owned the land and buildings for 315 of the 1,307 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $266.4 million and $271.0 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	First Quarter Openings/ Acquisitions	First Quarter Closings/Sales	Total Restaurants	Projected Openings
	June 28, 2006	Fiscal 2007	Fiscal 2007 (a)	Sept. 27, 2006	Fiscal 2007

Company-Owned Restaurants:
Chili’s	904	28	(16)	916	125-130
Macaroni Grill	221	2	—	223	4-5
Maggiano’s	37	1	—	38	4-5
On The Border	123	2	—	125	12-14
International(b)	5	—	—	5	—
	1,290	33	(16)	1,307	145-154

Franchise Restaurants:
Chili’s	181	19	(2)	198	10-15
Macaroni Grill	11	—	—	11	3-4
On The Border	21	2	—	23	4-6
International(b)	119	4	—	123	38-41
	332	25	(2)	355	55-66

Total Restaurants:
Chili’s	1,085	47	(18)	1,114	135-145
Macaroni Grill	232	2	—	234	7-9
Maggiano’s	37	1	—	38	4-5
On The Border	144	4	—	148	16-20
International	124	4	—	128	38-41
	1,622	58	(18)	1,662	200-220

a)              During the first quarter of fiscal 2007, the company sold fifteen Chili’s restaurants to franchisees. The company and its franchisees opened a total of forty-three new restaurants during the quarter ended September 27, 2006.

b)             At the end of first quarter fiscal year 2007, international company owned restaurants by brand were 4 Chili’s  and one Macaroni Grill.  International franchise restaurants by brand were 114 Chili’s and nine Macaroni Grill’s.

FOR ADDITIONAL INFORMATION, CONTACT:

LAURA CONN
INVESTOR RELATIONS
(972) 770-5810
6820 LBJ FREEWAY
DALLAS, TEXAS 75240